Exhibit 99.1

Greenville Journal
November 11, 2011

The bank saver

By Dick Hughes/Contributing

DENNIS HENNETT lived through what he calls a 20-year golden era of community banking as Greer State Bank’s first chief executive officer, presiding over strong growth and steady profits.

He’s come out of retirement and is living through one of the worst of times as he nurses Greer State back to health.

Hennett opened Greer State in 1987 with local investors who wanted a local bank to fill a vacuum left by the sale of the Bank of Greer to United Carolina Bank, now BB&T, in 1986.

“Within about six months of that, most people here in Greer realized that United Carolina Bank was a very different bank than the Bank of Greer,” said Hennett.

Hennett comes out of retirement to revive Greer State Bank

His first day on the job was October 19, 1987, Black Monday, when the stock market fell 508 points.

“We were kind of born in adversity, and we find ourselves in adversity again.”

When he retired as president and CEO on Feb. 1, 2008, the bank had grown, problem loans were few and profits steady.

The bank’s total assets grew from $166 million in 2000 to $457 million in 2010, and there were few credit problems.

Profits were $2.6 million in 2007, the last profitable year.

During that time, Greer was one of the state’s fastest growing communities, growing 67 percent in the 1990’s and 51 percent between 2000 and 2010.

When Greer State opened, the population was around 10,000. By 2010, it was 25,515.

Housing demand was high.

“We got involved in that process,” said Hennett. “With the downturn, we certainly are paying a price.”

Like banks everywhere, Greer State bought into the concept that real estate would never go down significantly, and commercial and residential real estate loans are Greer State’s problem today.

Dennis Hennett opened Greer State in 1987. (photo here of Dennis Hennett)

Since 2007, Greer State has lost $16.6 million through June of this year, and the bank expects a loss for the third quarter.

On March 1, Greer state was put on a short leash by the FDIC, agreeing to a consent order that replaced an earlier less formidable enforcement action.

Three weeks later, Kenneth Harper, who became president and CEO when Hennett retired, resigned, and the board asked Hennett, 68, to return as CEO.

“We were kind of born in adversity, and we find ourselves in adversity again.” DENNIS HENNETT, CEO of Greer State Bank

Hennett believes Greer has worked through the worse problems.

“Some of us made some mistakes about some loans and took more risk on certain types of loans, but the problems we are dealing with purely were driven by the economy and the collapsing real estate. What I like to say to regulators when they are here, ‘Look, all of us bankers didn’t get dumb overnight, and we didn’t start doing crazy things overnight.’”

To preserve capital, Greer State has been shrinking its balance sheet – its total assets have been reduced from a high of $475 million to $390 million – “but there comes a point where you shrink so much that it is counterproductive because you need a certain asset size to cover your overhead expenses.”

Payroll has been cut from 103 three years ago to 84.

He said it will take years to pay back the bank’s $10 million loan from the U.S. Treasury.

Hennett said TARP is not a bailout, but a loan with interest of 5 percent the first five years and 9 percent thereafter. “That’s not cheap capital for us. It is not a gift.”

Hennett believes profits will return this quarter. But, he cautions, “I could get a phone call tomorrow from a big loan customer saying, ‘I can’t make payments anymore,’ and that could change the picture. That happens far too often.”

Contact Dick Hughes at

dhughes@greenvillejournal.com

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